Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

Investor contact: Cheryl Scully

(954) 769-7734

scullyc@autonation.com

AutoNation Announces September 2010 Retail New Vehicle Unit Sales

•	September 2010 retail new vehicle unit sales increased 35% versus September 2009

FORT LAUDERDALE, Fla., October 4, 2010 – AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in September 2010, as reported to the applicable automotive manufacturers, totaled 18,040, an increase of 35% as compared to September 2009. Retail new vehicle unit sales in September 2010 for AutoNation’s operating segments were as follows:

•	5,353 for Domestic, up 54% versus September 2009,

•	9,558 for Import, up 34% versus September 2009, and

•	3,129 for Premium Luxury, up 14% versus September 2009.

For the third quarter, AutoNation’s retail new vehicle unit sales, as reported to the applicable automotive manufacturers, totaled 56,340, a 3% increase as compared to the same period last year which included the highly successful Cash for Clunkers program.

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The information provided in this news release is based on sales reports provided by our stores, including stores acquired since September 2009, to the applicable automotive manufacturers and provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 251 new vehicle franchises in 15 states. For additional information, please visit corp.AutoNation.com or www.AutoNation.com.